                                NATIONSBANK, N.A.
                          NationsBank Corporate Center
                             100 North Tryon Street
                         Charlotte, North Carolina 28255

                      NATIONSBANC MONTGOMERY SECURITIES LLC
                          NationsBank Corporate Center
                             100 North Tryon Street
                         Charlotte, North Carolina 28255

                                 March 24, 1999

Vestar Capital Partners III, L.P.
245 Park Avenue
41st Floor
New York, New York

Attention: Mr.Jim Elrod

RE: Acquisition Financing

Dear Jim:

You have advised us that Vestar Capital Partners III, L.P. (together with its affiliates, the "Sponsor") intends to form an acquisition company (the "Acquisition Company") which will (i) acquire (the "Acquisition") outstanding common stock of Sheridan Healthcare, Inc. (the "Target") pursuant to a tender offer (the "Tender Offer"), (ii) following the consummation of the Tender Offer, merge itself into the Target, with the Target being the surviving entity (the "Merger") and (iii) contemporaneously with consummation of the Merger, refinance all existing funded indebtedness of the Target (the "Refinancing"). The Acquisition Company will be the wholly-owned subsidiary of a holding company (the "Parent") formed by the Sponsor. You have advised us that the sum required to consummate the Tender Offer, the Acquisition, the Merger and the Refinancing (including payment of transaction fees and expenses in an amount not to exceed $12.0 million) is approximately $165 million (before giving effect to any acquisitions by the Target reasonably acceptable to us after the date hereof). The Tender Offer, the Acquisition, the Merger, the Refinancing and the payment of transaction fees and expenses in connection therewith are collectively referred to herein as the "Transaction".

You have advised us that up to $33.2 million of a senior tender offer facility will be required to finance the Tender Offer and that up to $125.0 million (of which amount $75.0 million will be drawn at closing) in permanent senior debt financing will be required in order to refinance the tender offer financing, to close the Merger, to pay the cost and expenses related to the Tender Offer, the Acquisition, the Merger and the Refinancing and provide for ongoing general working capital and corporate purposes after completion of the Merger. Prior to the Merger, the

Vestar Capital Partners III, L.P.
March 24, 1999
Page 2

Acquisition Company will be the "Borrower" and, subsequent to the Merger, the Target (into which the Acquisition Company shall have been merged) will be the "Borrower." You have further advised us that that no external debt financing other than the financing described herein and the $20.0 million junior subordinated debt financing referred to in the term sheet attached hereto (the "Junior Subordinated Debt") will be required in connection with the Transaction. You have further advised us that in connection with the Transaction a common equity investment in cash of no less than $60.1 million will be contributed by the Sponsor to the Parent (and concurrently contributed by the Parent to the Borrower) and no less than $3.0 million of common equity in cash will be further contributed by certain members of the Target's existing management team. The Sponsor may make a cash investment of $20.0 million in common or preferred stock of the Borrower (or, at the option of the Sponsor, the Parent (in which case, the proceeds of such contribution shall be concurrently contributed by the Parent to the Borrower)) in lieu of providing the Junior Subordinated Debt.

You have also advised us that you intend to pursue a $90 million senior subordinated financing (the "Senior Subordinated Debt") in conjunction with the Permanent Facilities. We understand that, in the event that you consummate the Senior Subordinated Debt financing concurrently with the closing of the Permanent Facilities, the Junior Subordinated Debt or a $20 million equity investment in lieu thereof will not be required to consummate the Transaction, and you will only require, in addition to the Tender Offer Facility, a $50 million permanent senior secured revolving credit facility (of which $5 million will be drawn at closing of the Permanent Facilities) to provide for ongoing general corporate purposes after completion of the Transaction. The financing arrangements described in this paragraph are referred to herein and in the Term Sheet (as defined below) as the "Alternate Financing Structure."

In connection with the foregoing, NationsBank, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment to provide the full principal amount of the $33.2 million senior tender offer facility (the "Tender Offer Facility") and the $125.0 million permanent senior secured credit facilities (the "Permanent Facilities", and together with the Tender Offer Facility, the "Credit Facilities") described in the term sheet attached hereto as Annex I (the "Term Sheet"). NationsBanc Montgomery Securities LLC ("NMS") is pleased to advise you of its commitment to act as Sole Lead Arranger and Sole Book Manager for the Credit Facilities and to form a syndicate of financial institutions (together with NationsBank, the "Lenders") reasonably acceptable to you for the Credit Facilities. No additional agents, arrangers or book managers will be appointed without the prior approval of NationsBank and NMS. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitments of NationsBank and NMS hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NMS in their sole discretion:

      (a) each of the terms and conditions set forth herein;

      (b) each of the terms and conditions set forth in the Term Sheet;

Vestar Capital Partners III, L.P.
March 24, 1999
Page 3

      (c) the absence of a material breach of any representation or warranty of the Sponsor set forth herein;

      (d) execution of the fee letter dated the date hereof among the Sponsor, NationsBank and NMS (the "Fee Letter") prior to or concurrently with the acceptance by the Sponsor of this letter; and

      (e) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities which NationsBank and NMS determine in their reasonable discretion could have a material adverse effect on the syndication of the Credit Facilities.

In addition to the forgoing conditions, the commitments of NationsBank and NMS hereunder are subject to the requirement that the interest rates, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other terms of the Junior Subordinated Debt or the Senior Subordinated Debt be reasonably satisfactory to the Agent.

Furthermore, the commitments of NationsBank and NMS hereunder are based upon the financial and other information regarding the Target and its subsidiaries previously provided to NationsBank and NMS and are subject to the conditions, among others, that (i) NationsBank and NMS shall have completed, with results reasonably satisfactory to them and their counsel, all legal and accounting due diligence with respect to the Target and its subsidiaries and (ii) there shall not have occurred after December 31, 1998 any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Target and its subsidiaries taken as a whole. If, after the date hereof, NationsBank and NMS become aware of information with respect to the Target and its subsidiaries relating to conditions or events not previously disclosed to NationsBank and NMS or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NMS and which has a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Target and its subsidiaries taken as a whole, NationsBank and NMS may suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

You agree to actively assist NationsBank and NMS in achieving a syndication of the Credit Facilities that is satisfactory to NationsBank, NMS and you. Syndication of the Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Sponsor and, to the extent reasonably practicable, the Target, and the proposed Lenders. To assist NationsBank and NMS in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMS and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMS to complete syndication, including but not limited to information and evaluations prepared by the Sponsor and the Target and their advisors, or on

Vestar Capital Partners III, L.P.
March 24, 1999
Page 4

their behalf, relating to the Transaction, (b) assist NationsBank and NMS upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NMS in their syndication efforts, including by making available officers and advisors of the Sponsor and, to the extent reasonably practicable, the Target and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Target and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Transaction (except as described in this letter and except for the Junior Subordinated Debt or a $20 million equity investment in lieu thereof or, if the Alternate Financing Structure is implemented, the Senior Subordinated
Debt) during such syndication process unless otherwise agreed to by NationsBank and NMS.

It is understood and agreed that NationsBank and NMS, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders (which shall be reasonably acceptable to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein, in the Term Sheet and in the Fee Letter in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMS.

You hereby represent, warrant and covenant that (i) to your knowledge, all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information"), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections and estimates concerning the Target and its subsidiaries that have been or are hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until closing of the Permanent Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Credit Facilities, NationsBank and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse NationsBank and NMS at closing of the Permanent Facilities (or, if the Permanent Facilities are not closed, on the date that the commitment of NationsBank to provide the Permanent Facilities expires in accordance with the terms of this letter agreement) for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen,

Vestar Capital Partners III, L.P.
March 24, 1999
Page 5

PLLC, as counsel to NationsBank) incurred in connection with this letter and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby.

In the event that NationsBank or NMS becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Sponsor will reimburse NationsBank and NMS for their reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NMS. The Sponsor also agrees to indemnify and hold harmless NationsBank, NMS and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, to the extent that such losses, claims, damages or liabilities do not result from the gross negligence or willful misconduct of any Indemnified Party.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect notwithstanding the termination of this letter agreement or the commitment of NationsBank and NMS hereunder; provided, that they shall terminate upon execution and delivery of definitive financing documentation for the Credit Facilities.

As described herein and in the Term Sheet, NMS will act as Sole Lead Arranger and Sole Book Manager for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMS certain fees payable to NationsBank in such manner as NationsBank and NMS agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMS) any information relating to the Credit Facilities, the Target, the Sponsor and their subsidiaries and affiliates solely for purposes of performing NationsBank's and NMS's obligations hereunder.

This letter agreement may not be assigned by the Sponsor without the prior written consent of NationsBank and NMS.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on March 26, 1999. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate (i) on May 31, 1999, unless the Tender Offer Facility is closed by such time, and (ii) if the Tender Offer Facility is closed in a timely manner, then on August 31, 1999, unless the Permanent Facilities are closed by such time

Except as required by applicable law or court order, this letter and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party (with the exception of the Target and its advisors) without the prior consent of NationsBank and NMS, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment.

Vestar Capital Partners III, L.P.
March 24, 1999
Page 6

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NMS and the Sponsor with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NMS to make any oral or written statements inconsistent with this letter.

Notwithstanding any provision to the contrary contained in this letter or the Fee Letter, the Sponsor shall be deemed released of its obligations under this letter upon the execution of definitive financing documentation for the Credit Facilities.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            Very truly yours,

            NATIONSBANK, N.A.

            By: /s/ Elton Vogel
                -----------------------------------
            Title: Managing Director


            NATIONSBANC MONTGOMERY SECURITIES LLC

            By: /s/ Elton Vogel
                -----------------------------------
            Title: Managing Director


ACCEPTED AND AGREED TO:

VESTAR CAPITAL PARTNERS III, L.P.

By: VESTAR ASSOCIATES III, L.P.,
    its General Partner

      By: VESTAR ASSOCIATES CORPORATION III,
           its General Partner

           By: /s/ James Elrod, Jr.
           Title:
           Date:

                                     ANNEX I

                            SHERIDAN HEALTHCARE, INC.

                          SUMMARY OF TERMS & CONDITIONS

                                 March 24, 1999

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Commitment Letter dated of even date herewith to which this Summary of Terms & Conditions is attached.

==============================================================================

BORROWER:                           A newly formed company (the "Acquisition
                                    Company") which will acquire (the
                                    "Acquisition") outstanding stock of Sheridan
                                    Healthcare, Inc. (the "Target") pursuant to a tender offer (the "Tender Offer").
                                    Subsequent to the Acquisition, the
                                    Acquisition Company will be merged with and into the Target, with the Target being the surviving entity (the "Merger") and all then existing funded indebtedness of the Target shall be refinanced (the "Refinancing").
                                    Prior to the Merger, the Acquisition Company will be the Borrower and, subsequent to the Merger, the Target (into which the Acquisition Company shall have been merged) will be the Borrower. The Acquisition
                                    Company shall be a subsidiary of a newly formed holding company (the "Parent").

GUARANTORS:                         Tender Offer Facility: The Tender Offer
                                    Facility (hereinafter defined) shall be
                                    guaranteed by the Parent.

                                    Permanent Facilities: The Permanent
                                    Facilities (hereinafter defined) shall be guaranteed by the Parent. and all existing and hereafter acquired direct and indirect domestic subsidiaries of the Borrower upon consummation of the Merger.

                                    All guarantees shall be guarantees of
                                    payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NMS.

SOLE LEAD ARRANGER &
SOLE BOOK MANAGER:                  NationsBanc Montgomery Securities LLC
                                    ("NMS").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NMS, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

CREDIT FACILITIES:                  Tender Offer Facility

                                    An aggregate principal amount of up to $33.2 million of a senior tender offer facility (the "Tender Offer Facility") to finance all costs and expenses associated with the purchase by the Acquisition Company of all of the tendered stock and options of the Target up to a tender price of $9.25 per share.

Permanent Facilities                An aggregate principal amount of up to $125
                                    million of permanent senior secured credit facilities (the "Permanent Facilities", and together with the Tender Offer Facility, the "Credit Facilities") will be available upon consummation of the Merger under the conditions hereinafter set forth and shall consist of:

                                    Revolving Credit Facility: A $50 million revolving credit facility, which will include a sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit") and a sublimit for the making of swingline loans (each a "Swingline Loans"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit. Swingline Loans will be made by NationsBank, and each Lender will purchase an irrevocable and unconditional participation in each Swingline Loan.

                                    Term Loan Facility: $75 million term loan facility. The Term Loan Facility will not be available if the Alternate Financing Structure is implemented.

PURPOSE: Tender Offer Facility: The proceeds of the Tender Offer Facility shall be used to finance the acquisition of tendered shares of the Target ("Shares") upon the completion of the Tender Offer.

                                    Permanent Facilities: The proceeds of the Permanent Facilities shall be used (i) to refinance the Tender Offer Facility, (ii) to finance a portion of the Merger and the Refinancing, (iii) to pay fees and expenses incurred in connection with the Tender Offer, the Acquisition, the Merger and the Refinancing in an amount (together with the fees and expenses paid with proceeds of the Tender Offer Facility) not to exceed $12 million and (iv) to provide for ongoing working capital and general corporate purposes of the Borrower and its subsidiaries, including, without limitation, permitted acquisitions; provided that, if the Alternate Financing Structure is implemented, proceeds of the Permanent Facilities may be used to finance permitted acquisitions only during the first three years of the Permanent Facilities.

INTEREST RATES:                     Advances outstanding under the Credit
                                    Facilities shall bear interest as set forth on Addendum I hereto.

MATURITY:                           Tender Offer Facility: The Tender Offer
                                    Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the earlier to occur of the closing of the Merger or on August 31, 1999.

                                    Permanent Facilities: The Revolving Credit
                                    Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from closing of the Permanent Facilities. If the Alternate Financing Structure is implemented, (i) the Revolving Credit Facility shall be permanently reduced 36 months from closing of the Permanent Facilities by an amount equal to all outstanding borrowings (but not the undrawn amount of Letters of Credit) thereunder at such time and (ii) all outstanding advances (but not the undrawn amount of Letters of Credit) under the Revolving Credit Facility made during the first 36-month period following closing of the Permanent Facilities shall be subject to repayment according to the Scheduled Amortization.

                                    The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due 6 years from closing of the Permanent Facilities.

AVAILABILITY:                       Tender Offer Facility: Loans made under the
                                    Tender Offer Facility shall be available in a single borrowing upon the completion of the Tender Offer.

                                    Permanent Facilities: Loans under the
                                    Revolving Credit Facility may be made, and Letters of Credit may be issued, subject to availability under the aggregate committed amount for the Revolving Credit Facility.

                                    Loans made under the Term Loan Facility will be available in a single borrowing at closing of the Permanent Facilities; provided, that the Term Loan Facility will not be available if the Alternate Financing Structure is implemented.

SCHEDULED
AMORTIZATION:                       Revolving Credit Facility: If the Alternate
                                    Financing Structure is implemented, all
                                    advances under the Revolving Credit Facility made during the first 36-month period following closing of the Permanent
                                    Facilities will be subject to quarterly
                                    amortization of principal commencing in the fourth year from closing of the Permanent
                                    Facilities in amount equal to 5% of the
                                    aggregate amount all outstanding borrowings
                                    (but not the undrawn amount of Letters of Credit) under the Revolving Credit Facility at the end of such 36-month period, with the balance payable at maturity (with respect to the Revolving Credit Facility, the
                                    "Scheduled Amortization").

                                    Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal in amounts to be determined (with respect to the Term Loan Facility, the "Scheduled Amortization").

SECURITY:                           Tender Offer Facility: Concurrently with
                                    consummation of the Acquisition, the Agent
                                    (on behalf of the Lenders) shall receive a first priority perfected security interest in all of the Shares purchased in connection with the Tender Offer.

                                    Permanent Facilities: Concurrently with
                                    consummation of the Merger, the Agent (on behalf of the Lenders) shall receive a first priority perfected security interest in (i) 100% of the issued and outstanding capital stock of the Borrower, (ii) 100% of the issued and outstanding capital stock of each of the direct and indirect domestic subsidiaries of the Borrower, (iii) 65% of the issued and outstanding voting capital stock (or such greater percentage which would not result in material adverse tax consequences) and 100% of the issued and outstanding non-voting capital stock of each direct foreign subsidiary of the Borrower or any of its domestic subsidiaries and (iv) substantially all other present and future assets and properties of the Borrower and the Guarantors (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles, but excluding certain non-material real property to be determined), subject to permitted liens and, in the case of leases of real property, license agreements and other like arrangements requiring the consent of third parties thereto, subject to and only to the extent that any such consents required from such third parties are actually obtained.

                                    The foregoing collateral (collectively, the
                                    "Collateral") shall ratably secure the
                                    Credit Facilities and any interest rate
                                    swap/foreign currency swap or similar
                                    agreements with a Lender (or an affiliate of a Lender) under the Credit Facilities.

MANDATORY
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                         If at any time, the outstanding principal
                                    amount of loans under the Tender Offer
                                    Facility exceeds 50% of the value of the Shares pledged to secure such loans, the Borrower immediately shall prepay the Tender
                                    Offer Facility in an amount sufficient to eliminate such excess.

                                    The Permanent Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all non-ordinary course asset sales by the Parent, the Borrower or any subsidiary (including stock of subsidiaries), subject to baskets and reinvestment provisions to be agreed upon;
                                    (b) if the Alternate Financing Structure is implemented, 50% of Excess Cash Flow (to be defined) pursuant to a cash sweep arrangement commencing after the third anniversary of closing of the Permanent Facilities; (c) 100% of the net cash proceeds from the issuance of any funded debt for borrowed money by the Parent, the Borrower or any subsidiary (other than certain permitted funded debt for borrowed money) and (d) 100% of the net cash proceeds from the issuance of equity (other than sponsor equity) by the Parent, the Borrower or any subsidiary. If the Alternate Financing Structure is not implemented, prepayments shall be applied to reduce the Term Loan Facility, pro rata with respect to each remaining installment of principal; provided, however, that with respect to clause (a) above, any prepayment shall be applied to reduce ratably the Term Loan and the commitments under the Revolving Credit Facility. If the Alternate Financing Structure is implemented, (i) no prepayments shall be required under clauses (b), (c) and
                                    (d) above prior to the third anniversary of closing of the Permanent Facilities and (ii) any prepayment shall be applied to reduce the commitments under the Revolving Credit Facility.

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                         The Credit Facilities may be prepaid (and
                                    commitments thereunder may be permanently reduced) voluntarily in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS
PRECEDENT
TO CLOSING:                         The initial borrowings under the Credit
                                    Facilities will be subject to satisfaction of the following conditions precedent:

                              (i) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to NMS and the Agent.

                              (ii) In the case of the initial borrowings under the Tender Offer Facility, the Agent's satisfactory review of (a) the offer to purchase the Shares and the related documentation entered into in connection with the Tender Offer and (b) the merger agreement (including all schedules and exhibits thereto) regarding the Transaction (the "Merger Agreement") which shall provide for aggregate costs of the Transaction (including all fees and expenses (in an amount not to exceed $12 million) and the repayment in full of all funded debt of the Target and its subsidiaries immediately prior to the Merger) not in excess of $165 million (before giving effect to any acquisitions by the Target reasonably acceptable to the Agent after the date hereof).

                              (iii) In the case of the initial borrowings under
                                    the Tender Offer Facility, the Agent's
                                    satisfaction that (a) the Tender Offer shall have been consummated upon satisfaction of any material conditions specified therein and at least a majority of the voting power (on a fully diluted basis), on the date of purchase, of all securities of the Target entitled to vote generally in the election of directors or in a merger shall have been purchased in connection with the Tender Offer (or shall be purchased with such initial borrowings under the Tender Offer Facility), and (b) no more than $9.25 shall have been paid for any

                                    Share and the purchase price for 100% of the Shares (on a fully diluted basis) in connection with the Merger will not exceed $66.3 million.

                              (iv) In the case of the initial borrowings under the Permanent Facilities, the Merger and the Refinancing (a) shall have been consummated in all material respects in accordance with the terms of the Merger Agreement and in compliance with applicable law and regulatory approvals, and all conditions precedent to the obligations of the buyer thereunder shall have been satisfied and (b) the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Agent.

                              (v)   The corporate capital and ownership
                                    structure (including articles and by-laws), equityholder agreements and management of the Parent, the Borrower, the Target and their respective subsidiaries (after giving effect to the Acquisition and Merger), including without limitation employment contracts, equity ownership interests and key man life insurance with key executives, shall be reasonably satisfactory to the Agent. Without limiting the generality of the above, the Agent shall be satisfied that the Borrower shall have received (a) in the case of the initial borrowings under the Tender Offer Facility, a cash capital contribution to the Parent (which shall be concurrently contributed by the Parent to the Borrower) from the Sponsor and existing management of an amount equal to the sum of
                                    (1) 50% of the value of the Shares purchased pursuant to the Tender Offer plus (2) all expenses incurred in connection with the Tender Offer and (b) in the case of the initial borrowings under the Permanent Facilities, (1) a cash capital contribution to the Parent (which shall be concurrently contributed by the Parent to the Borrower) from the Sponsor and existing management of, together with the cash capital contribution referred to in the immediately clause (a), approximately $63.1 million in common equity (at least $60.1 million of which shall be contributed by the Sponsor) and (2) unless the Alternate Financing Structure is to be implemented, at least $20 million from the issuance by the Borrower (or, at the option of the Sponsor, the Parent) to the Sponsor of the Junior Subordinated Debt or common or preferred equity in the Borrower (or, at the option of the Sponsor, the Parent), in either case under terms satisfactory to the Agent in its reasonable discretion (it being understood that if such Junior Subordinated Debt or common or preferred equity is issued by the Parent, the proceeds thereof shall be concurrently contributed by the Parent to the

                                    Borrower). If the Alternate Financing
                                    Structure is implemented, the terms of the Senior Subordinated Debt shall be satisfactory to the Agent in its reasonable discretion.

                              (vi) The Agent shall have received and, in each case, be reasonably satisfied with (a) interim monthly financial statements for each fiscal month of the Target after December 31, 1998, (b) in the case of the initial borrowings under the Permanent Facilities, a pro forma consolidated balance sheet of the Borrower as of closing of the Permanent Facilities giving effect to the Merger and the financings and other transactions contemplated hereby and reflecting estimated purchase accounting adjustments, prepared by independent public accountants of recognized national standing, and (c) such other information relating to the Target and its subsidiaries or the Transaction as the Agent may reasonably require.

                              (vii) There shall not have occurred a material
                                    adverse change since December 31, 1998 in the business, assets, liabilities (actual or contingent), operations, condition
                                    (financial or otherwise) or prospects of the Borrower and its subsidiaries or in the facts and information regarding such entities as represented to date.

                             (viii) In the case of the initial borrowings under
                                    the Permanent Facilities, the Agent shall have received a satisfactory certificate from the chief financial officer of the Borrower as to the financial condition and solvency of each of the Borrower and the Guarantors (after giving effect to the Acquisition and Merger and the incurrence of indebtedness related thereto).

                              (ix)  The Agent shall have received (a)
                                    satisfactory opinions of counsel to the
                                    Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facilities) and such resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that, upon completion of the Merger, the Agent (on behalf of the Lenders) holds or will hold a perfected, first priority lien in all collateral for the Credit Facilities, subject to no other liens except for permitted liens to be determined.

                              (x)   (a) In the case of borrowing under the
                                    Tender Offer Facility, receipt of all
                                    governmental, equityholder and third party consents (including Hart-Scott-Rodino clearance and the consent, if necessary, of any existing lenders and/or bondholders of the Target to the extent that indebtedness owing to such lenders and/or bondholders is to remain in place after the Tender Offer) and approvals necessary in connection with the Tender Offer and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Acquisition Company, the Target and its subsidiaries taken as a whole, the Tender Offer or such related financings or other such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect and (b) in the case of the initial borrowings under the Permanent Facilities, receipt of all material governmental, shareholder and third party consents and approvals necessary or, in the reasonable discretion of the Agent, desirable in connection with the consummation of the Merger and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries taken as a whole, the Merger or such related financings or other transactions, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

                              (xi)  The absence of any action, suit,
                                    investigation or proceeding pending in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the financial condition of the Borrower and its subsidiaries taken as a whole or any transaction contemplated hereby or on the ability of the Borrower and the Guarantors taken as a whole to perform their respective obligations under the documents to be executed in connection with the Credit Facilities.

                              (xii) The Target and its subsidiaries shall be in
                                    compliance with all existing material
                                    financial obligations (after giving effect to the Acquisition and Merger).

                             (xiii) In the case of the initial borrowings under
                                    the Permanent Facilities, the Agent shall be reasonably satisfied that the amount of committed financing available to the Borrower shall be sufficient to meet the ongoing financing needs of the Borrower and its subsidiaries after giving effect to the Transaction and, immediately after giving effect to the Acquisition and the Merger and the related borrowings under the Revolving Credit Facility, availability under the Revolving Credit Facility shall be no less than (a) if the Alternate Financing Structure is not implemented, $50 million or
                                    (b) if the Alternate Financing Structure is implemented, $45 million.

                              (xiv) The Borrower shall have paid to the Lenders
                                    and the Agent all fees and expenses due and payable at closing of the Permanent Facilities.

REPRESENTATIONS &
WARRANTIES:                         Tender Offer Facility: Usual and customary
                                    for senior tender offer facilities of this type.

                                    Permanent Facilities: Usual and customary for permanent senior secured credit facilities of this type (subject to appropriate materiality and reasonableness limitations), to include without limitation:
                                    (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change since December 31, 1998; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes, (xiii) consummation of the Transaction and (xiv) Year 2000 assurances.

COVENANTS:                          Tender Offer Facility: Usual and customary
                                    for senior tender offer facilities of this type.

                                    Permanent Facilities: Usual and customary for permanent senior secured credit facilities of this type (subject to materiality limitations, baskets and carve-outs to be negotiated), to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates: (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens and negative pledges; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt (specifically excluding the Junior Subordinated Debt, if any (and subordinated guarantees thereof by the Guarantors), and, if the Alternate Financing Structure is implemented, the Senior Subordinated Debt (and subordinated guarantees thereof by the Guarantors), whether entered into at closing of the Permanent Facilities or thereafter); (x) limitations on cash dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments and acquisitions (including the satisfaction of the incurrence covenants set forth below); (xii) ERISA; (xiii) limitation on transactions with affiliates (specifically excluding sponsor fees in amounts to be determined); (xiv) limitation on capital expenditures; and (xv) upon completion of the Merger, delivery of collateral documentation and opinions as to the perfected security interest of the Agent in the Collateral.

                                    Financial covenants under the Permanent
                                    Facilities to include (but not limited to):

                                    (i) if the Alternate Financing Structure is
                                        not implemented:

                                    o   Maintenance on a rolling four quarter
                                        basis of a Maximum Senior Leverage Ratio
                                        (total funded senior debt/EBITDA)
                                        not to exceed 4.0 to 1.0 with step-downs to be determined beginning on the third anniversary of closing of the Permanent Facilities,

                                    o   Maintenance on a rolling four quarter
                                        basis of a Minimum Fixed Charge Coverage
                                        Ratio (EBITDA less capital expenditures
                                        less cash taxes)/(interest expense +
                                        scheduled principal repayments) with
                                        step-ups to be determined beginning on
                                        the third anniversary of closing of the
                                        Permanent Facilities, and

                                    o   Maintenance on a rolling four quarter
                                        basis of a Minimum Interest Coverage
                                        Ratio (EBITDA/interest expense) with
                                        step-ups to be determined beginning on
                                        the third anniversary of closing of the
                                        Permanent Facilities.

                                    (ii) if the Alternate Financing Structure is
                                        implemented:

                                    o   Maintenance on a rolling four quarter
                                        basis of a Maximum Senior Leverage Ratio not to exceed 3.5 to 1.0 with step-downs to be determined beginning on the third anniversary of closing of the Permanent Facilities,

                                    o   Maintenance on a rolling four quarter
                                        basis of a Maximum Total Leverage Ratio
                                        (total funded debt/EBITDA) not to exceed
                                        5.0 to 1.0 with step-downs to be
                                        determined beginning on the third
                                        anniversary of closing of the Permanent
                                        Facilities, and

                                    o   Maintenance on a rolling four quarter
                                        basis of a Minimum Interest Coverage
                                        Ratio with step-ups to be determined
                                        beginning on the third anniversary of
                                        closing of the Permanent Facilities.

                                    Incurrence covenants for permitted
                                    acquisitions under the Permanent Facilities
                                    (calculated on a pro forma basis giving
                                    effect to such acquisition) to include (but not limited to):

                                    (i) if the Alternate Financing Structure is
                                        not implemented:

                                    o   Maximum Senior Leverage Ratio not to
                                        exceed 3.5 to 1.0, and

                                    o   Minimum Interest Coverage Ratio to be
                                        determined.

                                    (ii) if the Alternate Financing Structure is
                                        implemented:

                                    o   Maximum Senior Leverage Ratio not to
                                        exceed 3.0 to 1.0, and

                                    o   Maximum Total Leverage Ratio not to
                                        exceed 4.5 to 1.0.

                                    The Parent shall have agreed that it will not engage in any business, activity or operation other than owning and holding the capital stock of the Borrower, guaranteeing the Credit Facilities and pledging its assets (including the capital stock of the Borrower) as security therefor, and activities directly related thereto. The Parent shall not be permitted to merge with or into any other person.

EVENTS OF DEFAULT:                  Tender Offer Facility: Usual and customary
                                    for senior tender offer facilities of this type.

                                    Permanent Facilities: Usual and customary for permanent senior secured credit facilities of this type (subject to materiality and grace periods to be negotiated), and to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) material inaccuracy of representations and warranties, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy or insolvency, (v) material judgments, (vi) ERISA, (vii) actual or asserted invalidity of any loan documents or security interests, or (viii) Change in Control.

ASSIGNMENTS/
PARTICIPATIONS:                     Each Lender will be permitted to make
                                    assignments in minimum amounts of $5 million to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, reduction in rate and extension of maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).
                                    WAIVERS & AMENDMENTS: Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit Facilities, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of final maturities, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors.

INDEMNIFICATION:                    In the definitive documentation for the
                                    Credit Facilities, the Borrower shall
                                    indemnify the Lenders from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs, but only to the extent that such losses, liabilities, claims, damages or expenses do not result primarily from the gross negligence or willful misconduct of the indemnified party.

CLOSING: With respect to the Tender Offer Facility, on or before May 31, 1999, and with respect to the Permanent Facilities, on or before August 31, 1999.

GOVERNING LAW:                      New York.

FEES/EXPENSES:                      As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby. Each of the Borrower, the Guarantors, the Agent and the Lenders shall waive its right to a trial by jury.